Exhibit 99.1

5673 Airport Road Roanoke, VA 24012 Phone (540) 362-4911 Fax (540) 561-1448

CONTACT:	Sheila Stuewe Sstuewe@AdvanceAutoParts.com Advance Auto Parts (540) 561-3281

ADVANCE AUTO PARTS PRODUCES SOLID FOURTH QUARTER RESULTS

Roanoke, Virginia, January 23, 2003—Advance Auto Parts, Inc. (NYSE: AAP) announced today that it achieved 3.1% comparable store sales growth in its fourth quarter ended December 28, 2002 compared to 5.2% last year. The do-it-yourself business grew by 2.7% and the do-it-for-me or commercial business grew by 5.3%. For the year, the Company achieved strong same store sales gains of 5.5% compared to 6.2% last year.

During the fourth quarter the Company continued to produce strong operating income results, despite less than anticipated sales, by generating robust gross margins and leveraging its expenses. The Company anticipates reporting earnings per diluted share at the top end of its previously announced guidance range of $0.38 to $0.42, compared to $0.16 last year. These results include approximately $0.03 per diluted share of expenses associated with the recently completed secondary offering and exclude approximately $0.15 per diluted share of expenses associated with the integration of Discount Auto Parts and an extraordinary loss of approximately $0.05 per diluted share related to the early extinguishment of debt.

Advance Auto Parts reiterated its 2003 fiscal year guidance for a 25% increase in earnings per diluted share, before integration expense and a potential bond refinancing, coming from solid comparable store sales growth, increased operating margins, and reduced interest expense. The Company expects to generate substantial free cash flow of approximately $150 million in 2003.

“Our team members produced solid results despite tough weather conditions and disruptions caused by the Discount Auto Parts’ conversion process in the Florida markets.” commented Larry Castellani, Chief Executive Officer of Advance Auto Parts.

The Company plans to announce its complete 2002 fourth quarter and fiscal year results on February 12, 2003. At 8:00 a.m. on February 13, 2003, the Company will host a conference call to discuss its fourth quarter and fiscal year results. To listen to the live webcast please log on to http://www.advanceautoparts.com. The call will be archived on that website until March 10, 2003.

Advance Auto Parts, Inc., based in Roanoke, Virginia, is the second largest retailer of automotive parts in the United States. At December 28, 2002, the Company had 2,435 stores in 37 states, Puerto Rico and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

Certain statements contained in this news release are forward-looking statements. These statements discuss, among other things, expected growth, store development and expansion strategy, business strategies, future revenues and future performance. The forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, terrorist activities, war and other risk factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results may materially differ from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of the news release and does not undertake to update or revise them as more information becomes available.

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